Exhibit 10.1

NUCOR CORPORATION

SEVERANCE PLAN FOR VICE PRESIDENTS AND GENERAL MANAGERS

as amended and restated effective February 17, 2020

NUCOR CORPORATION

SEVERANCE PLAN FOR VICE PRESIDENTS AND GENERAL MANAGERS

Table of Contents

ARTICLE I INTRODUCTION		1

ARTICLE II DEFINITIONS; CONSTRUCTION		1
Section 2.1	Definitions	1
	AIP	1
	Base Salary	1
	Board	1
	Change in Control	1
	Change in Control Severance Benefits	3
	Change in Control Severance Period	3
	Claim	3
	Claimant	3
	Code	3
	Committee	3
	Company	3
	Date of Termination	3
	DGCL	3
	Effective Date	3
	Employee	3
	Equity Award Plan	3
	General Severance Benefits	3
	Good Reason	3
	Indemnified Person	4
	LTIP	4
	Manager	4
	Month’s Base Pay	4
	Participant	4
	Plan	4
	Severance Benefits	4
	Subsidiary	5
	Total Payments	5
	Year of Service	5
Section 2.2	Construction	5

ARTICLE III ELIGIBILITY		5
Section 3.1	Participation	5
Section 3.2	Duration of Participation	5

ARTICLE IV GENERAL SEVERANCE BENEFITS		6
Section 4.1	Right to General Severance Benefits	6
Section 4.2	General Severance Benefits	6
Section 4.3	Other Benefits Payable	7

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NUCOR CORPORATION

SEVERANCE PLAN FOR VICE PRESIDENTS AND GENERAL MANAGERS

as amended and restated effective February 17, 2020

ARTICLE I

INTRODUCTION

The Company maintains the Nucor Corporation Severance Plan for Senior Officers and General Managers (as amended and restated effective February 18, 2009) to provide severance benefits for senior officers and general managers upon their separation from service with the Company. The Company desires to amend the Plan to (i) reflect the exclusion of Executive Vice Presidents and more senior officers of the Company from participation in the Plan and (ii) otherwise meet current needs. The amendments can best be made by amending and restating the Plan in its entirety. This instrument sets forth the amended and restated Plan.

NOW, THEREFORE, the Plan, as heretofore amended, is hereby amended and restated in its entirety effective February 17, 2020, to consist of the following Article I through Article XI:

ARTICLE II

DEFINITIONS; CONSTRUCTION

Section 2.1    Definitions. As used herein, the following words and phrases shall have meanings set forth below unless the context clearly indicates otherwise:

“AIP” means the Nucor Corporation Senior Officers Annual Incentive Plan and any successor plan.

“Base Salary” means the amount a Participant is entitled to receive from the Company or a Subsidiary in cash as wages or salary on an annualized basis in consideration for his or her services, (i) including any such amounts which have been deferred and (ii) excluding all other elements of compensation such as, without limitation, any bonuses, commissions, overtime, health benefits, perquisites and incentive compensation. For the purpose of determining a Participant’s Change in Control Severance Benefits, “Base Salary” shall mean, with respect to any Participant, the greater of (i) the Participant’s highest Base Salary during the twelve (12) month period immediately preceding the Change in Control and (ii) the Participant’s highest Base Salary in effect at any time thereafter.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any one of the following events

(a)    individuals who, at the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent

Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be an Incumbent Director;

(b)    any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this subsection (b) shall not be a Change in Control if it is the result of any of the following acquisitions: (i) an acquisition directly by or from the Company or any Subsidiary; (ii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below); or

(c)    the consummation of a reorganization, merger, consolidation, statutory share exchange, liquidation, dissolution or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”), unless immediately following such Reorganization or Sale: (i) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (ii) no person (other than (x) the Company, (y) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, or (z) a person who immediately prior to the Reorganization or Sale was the beneficial owner of twenty-five percent (25%) or more of the outstanding Company Voting Securities) is the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (iii) at least a majority of the members of the board of directors of the Parent

Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the foregoing criteria, a “Non-Qualifying Transaction”).

“Change in Control Severance Benefits” means the payments and benefits provided under Article V.

“Change in Control Severance Period” means the period beginning on a Participant’s Date of Termination with a duration in months equal to the number of Month’s Base Pay the Participant is entitled to receive as Change in Control Severance Benefits.

“Claim” is defined in Section 10.1(a).

“Claimant” is defined in Section 10.1(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and applicable regulations.

“Committee” means the Compensation and Executive Development Committee of the Board.

“Company” means Nucor Corporation, a Delaware corporation and any successor thereto.

“Date of Termination” means the date of a Participant’s separation from service with the Company and its Subsidiaries. For purposes of the Plan, the term “separation from service” shall be defined as provided in Section 409A of the Code and applicable regulations.

“DGCL” is defined in Section 7.1.

“Effective Date” means February 17, 2020.

“Employee” means any person who is employed by the Company, including any such person who also serves as a member of the Board.

“Equity Award Plan” means the Nucor Corporation 2014 Omnibus Incentive Compensation Plan and any successor plan and the award methodology adopted by the Committee and in effect thereunder from time to time.

“General Severance Benefits” means the payments and benefits provided under Article IV.

“Good Reason” means, with respect to a Participant, the occurrence of any of the following events after a Change in Control:

(a)    a material reduction in the Participant’s Base Salary;

(b)    a material reduction in the Participant’s annual or long-term incentive compensation opportunity under the AIP, the LTIP or other annual or long-term incentive plan for which the Participant is eligible from the Participant’s annual or long-term incentive compensation opportunity under the AIP, the LTIP or other annual or long-term incentive plan for which the Participant is eligible immediately prior to the Change in Control;

(c)    a material reduction in the value of the Participant’s target equity incentive award under the Equity Award Plan from the value of the Participant’s target equity incentive award under the Equity Award Plan immediately prior to the Change in Control;

(d)    a material reduction in the aggregate level of employee benefits offered to the Participant in comparison to the employee benefit programs and arrangements enjoyed by the Participant immediately prior to the Change in Control;

(e)    a change in the Participant’s principal work location to a work location that is more than fifty (50) miles from the location where the Participant was based immediately prior to the Change in Control; or

(f)    the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position, authority, duties or responsibilities as in effect immediately prior to the public announcement of the Change in Control (including offices, titles, reporting requirements and relationships and status) or any other action by the Company which results in any diminution in the Participant’s position, authority, duties or responsibilities.

Any good faith determination of Good Reason made by the Participant shall be conclusive and binding on the Company.

“Indemnified Person” is defined in Section 7.2.

“LTIP” means the Nucor Corporation Senior Officers Long-Term Incentive Plan and any successor plan.

“Manager” is defined in Section 5.3.

“Month’s Base Pay” means a Participant’s Base Salary divided by twelve (12).

“Participant” means an Employee who meets the eligibility requirements of Section 3.1.

“Plan” means the Nucor Corporation Severance Plan for Vice Presidents and General Managers, as set forth herein and as amended from time to time.

“Severance Benefits” means Change in Control Severance Benefits and General Severance Benefits.

“Subsidiary” means any corporation (other than the Company), limited liability company, or other business organization in an unbroken chain of entities beginning with the Company in which each of such entities other than the last one in the unbroken chain owns stock, units, or other interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock, units, or other interests in one of the other entities in that chain.

“Total Payments” is defined in Section 11.10.

“Year of Service” means each continuous twelve (12) month period of employment, including fractional portions thereof and periods of authorized vacation, authorized leave of absence and short-term disability leave, with the Company and its Subsidiaries or their respective successors. Employment with an entity prior to the date it became a Subsidiary shall not be considered for purposes of determining a Participant’s Years of Service unless the agreement pursuant to which the Subsidiary was acquired by the Company provides otherwise or the Company otherwise agrees in writing to consider such employment for purposes of determining a Participant’s Years of Service.

Section 2.2    Construction. To the extent the definitions ascribed to the terms in Section 2.1 are different from the definitions ascribed to the same or similar terms in any other employee benefit plan sponsored or maintained by the Company, the definitions in Section 2.1 shall govern and control for purposes of administering this Plan only and shall not affect or modify or otherwise be used for the administration of any such other employee benefit plan. Whenever used herein, unless the context clearly indicates otherwise, a pronoun in the masculine gender shall include the feminine gender, and the singular shall include the plural and the plural the singular. The conjunction “or” shall include both the conjunctive and disjunctive, and the adjective “any” shall mean one or more or all. Article, section and paragraph headings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. A reference to a “Section” or an “Article” means a Section or Article of the Plan and not of another source unless another source is specified or clearly indicated. Any reference in the Plan to the masculine gender is for convenience of expression only and includes the feminine gender unless the context clearly indicates otherwise.

ARTICLE III

ELIGIBILITY

Section 3.1    Participation. Each Employee who is determined by the Committee to be a Vice President or a General Manager of the Company shall be a Participant in the Plan. In addition, each Employee who is employed at the Company’s corporate headquarters as a Department Manager, Director or Manager shall be a Participant solely for purposes of Section 5.3. Notwithstanding the foregoing, if an Employee is party to a written employment agreement with the Company or a Subsidiary that expressly precludes the Employee’s participation in the Plan, the Employee shall not be eligible to be a Participant or receive General Severance Benefits under Article IV; however, such Employee shall be eligible to be a Participant and receive Change in Control Severance Benefits in accordance with Article V.

Section 3.2    Duration of Participation. A Participant shall cease to be a Participant in the Plan if he or she is appointed an Executive Vice President (or more senior officer) of the

Company or ceases to be a Vice President or a General Manager of the Company or a Department Manager, Director or Manager employed at the Company’s headquarters. Notwithstanding the foregoing, a Participant who has become entitled to receive Severance Benefits shall remain a Participant in the Plan until the full amount of the Severance Benefits and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV

GENERAL SEVERANCE BENEFITS

Section 4.1    Right to General Severance Benefits. A Participant shall be entitled to receive General Severance Benefits from the Company as provided in Section 4.2, if (i) on the Participant’s Date of Termination, he or she is a Participant in the Plan (as determined in the Committee’s sole discretion), (ii) the Participant’s employment with the Company and its Subsidiaries is terminated for any reason, including due to the Participant’s death, disability, voluntary retirement, involuntary termination or resignation, and (iii) the Participant executes a Non-Competition and Non-Solicitation Agreement and a Waiver and Release Agreement as provided in Article VI.

Section 4.2    General Severance Benefits.

(a)    General. If a Participant’s employment is terminated in circumstances entitling him or her to General Severance Benefits as provided in Section 4.1, the Company shall pay such Participant General Severance Benefits in an amount equal to the greater of (i) six (6) Month’s Base Pay or (ii) the product of (A) one Month’s Base Pay and (B) the number of the Participant’s Years of Service through the Participant’s Date of Termination; provided that, if the Participant is under age fifty-five (55) as of the Participant’s Date of Termination, the Participant’s General Severance Benefits shall not be less than the sum of the value, as of the Participant’s Date of Termination, of the Participant’s forfeitable deferred common stock units credited to the Participant’s deferral account under the LTIP and the Participant’s forfeitable shares of restricted stock awarded under the LTIP. (For the avoidance of doubt, the minimum amount of General Severance Benefits payable to a Participant who is under age fifty-five (55) as of the Participant’s Date of Termination shall not include the value of the Participant’s forfeitable deferred common stock units credited to the Participant’s deferral account under the AIP or the value of any forfeitable restricted stock units or forfeitable shares of restricted stock awarded to the Participant under the Equity Award Plan). A Participant’s General Severance Benefits shall be reduced and offset, but not below zero, by (i) any severance pay or pay in lieu of notice required to be paid to the Participant under applicable law, including, without limitation, the Worker Adjustment and Retraining Notification Act or any similar state or local law and (ii) any severance benefits provided to a Participant pursuant to any employment agreement between the Participant and the Company except to the extent specifically provided otherwise in such employment agreement. Subject to Section 9.14, General Severance Benefits shall be paid at the time and in the form described in Section 4.2(b).

(b)    Time and Form of Payment. If a Participant’s employment with the Company and its Subsidiaries is terminated for any reason other than the Participant’s death, the Participant’s General Severance Benefits shall be paid to the Participant in twenty-four (24) equal monthly installments, without interest or other increment thereon, commencing with the first month following the Participant’s Date of Termination, and if the Participant dies during the twenty-four (24) month installment payment period, the remaining payments that would have been paid to the Participant shall be paid to the Participant’s estate in a single sum payment as soon as practicable but not more than ninety (90) days following the Participant’s death. In the event a Participant dies while employed by the Company or a Subsidiary, the Participant’s General Severance Benefits shall be paid to the Participant’s estate in a single sum payment as soon as practicable following the Participant’s death.

Section 4.3    Other Benefits Payable. General Severance Benefits provided pursuant to Section 4.2 shall be provided in addition to, and not in lieu of, all other accrued or earned and vested equity awards, deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination.

ARTICLE V

CHANGE IN CONTROL SEVERANCE BENEFITS

Section 5.1    Terminations of Employment Which Trigger Change in Control Severance Benefits. A Participant shall be entitled to receive Change in Control Severance Benefits from the Company as provided in Section 5.2, in lieu of General Severance Benefits under Article IV, if (i) a Change in Control has occurred and the Participant’s employment with the Company and its Subsidiaries is involuntarily terminated by the Company or is voluntarily terminated by the Participant for Good Reason, provided that, (x) such termination occurs after such Change in Control and on or before the second anniversary thereof, or (y) the termination occurs before such Change in Control but the Participant can reasonably demonstrate that such termination or the event or action causing Good Reason to occur, as applicable, occurred at the request of a third party who had taken steps reasonably calculated to effect a Change in Control, and (ii) the Participant executes a Non-Competition and Non-Solicitation Agreement and a Waiver and Release Agreement as provided in Article VI. Change in Control Severance Benefits shall not be payable to a Participant who terminates employment with the Company due to the Participant’s death, disability, voluntary retirement or resignation without Good Reason, provided that such Participant may be entitled to the General Severance Benefits pursuant to Article IV.

Section 5.2    Change in Control Severance Benefits for Vice Presidents and General Managers.

(a)    Cash Severance Benefits. If a Participant’s employment is terminated in circumstances entitling him or her to Change in Control Severance Benefits as provided in Section 5.1, the Company shall pay such Participant, in a single lump sum payment in cash, and subject to Section 9.14, within ten (10) days of the Participant’s Date of Termination, Change in Control Severance Benefits in an amount equal to the sum of:

(i)    the greatest of (A) twelve (12) Month’s Base Pay, (B) the product of (1) one and one-half (1-1⁄2) Month’s Base Pay and (2) the number of the

Participant’s Years of Service through the Participant’s Date of Termination up to a maximum of thirty-six (36) Years of Service or (C) the product of (1) one Month’s Base Pay and (2) the number of the Participant’s Years of Service through the Participant’s Date of Termination; and

(ii)    if the Participant’s Date of Termination occurs prior to the annual grant date under the Equity Award Plan (which date is currently June 1) for the year in which such Date of Termination occurs, an amount equal to the aggregate dollar value of the base equity award and the performance-based equity award the Participant would have become entitled to receive under the Equity Award Plan for such year if the Participant’s employment had continued to the annual grant date.

(b)    Offsets. A Participant’s Change in Control Severance Benefits shall be reduced and offset, but not below zero, by (i) any severance pay or pay in lieu of notice required to be paid to the Participant under applicable law, including, without limitation, the Worker Adjustment and Retraining Notification Act or any similar state or local law and (ii) any severance benefits provided to a Participant pursuant to any employment agreement between the Participant and the Company except to the extent specifically provided otherwise in such employment agreement.

(c)    Welfare Benefits. A Participant entitled to Change in Control Severance Benefits pursuant to Section 5.1 shall continue to be provided with medical, dental, and prescription drug benefits comparable to the benefits provided to the Participant immediately prior to the Participant’s Date of Termination, or if more favorable to the Participant, the Change in Control, for the duration of the Change in Control Severance Period with the same contribution rate for which the Participant would have been responsible if the Participant had remained employed through the Change in Control Severance Period. Any benefits so provided shall not be considered a continuation of coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; provided that, if the Participant becomes reemployed with another employer and is eligible to receive medical, dental or prescription drug insurance coverage under another employer-provided plan (regardless of whether the Participant actually enrolls under such coverage), then the medical, dental or prescription drug insurance benefits provided pursuant to this Section shall be secondary to those provided under such other plan during such applicable period of eligibility.

Section 5.3    Change in Control Severance Benefits for Certain Managers and Directors. A Department Manager, Manager or Director employed at the Company’s corporate headquarters as of the date of a Change in Control (a “Manager”) shall be entitled to receive Change in Control Severance Benefits pursuant to this Section 5.3 if (i) the Manager’s employment with the Company or a Subsidiary is involuntarily terminated by the Company or is voluntarily terminated by the Manager for Good Reason, provided that, (a) such termination occurs after a Change in Control and on or before the first anniversary thereof, or (b) the termination occurs before such Change in Control but the Manager can reasonably demonstrate that such termination or the event or action causing Good Reason to occur, as applicable, occurred at the request of a third party who had taken steps reasonably calculated to effect a

Change in Control and (ii) the Manager executes a Waiver and Release Agreement as provided in Section 6.2. Such severance benefits shall be equal to the greater of (i) three (3) Month’s Base Pay or (ii) the product of (A) one Month’s Base Pay and (B) the number of the Manager’s Years of Service through the Manager’s Date of Termination up to a maximum of twelve (12) Years of Service, less any severance pay or pay in lieu of notice required to be paid to the Manager under any written employment agreement between the Company and the Manager or applicable law, including, without limitation, the Worker Adjustment and Retraining Notification Act or any similar state or local law. Payment under this Section shall be made to a Manager in a lump sum in cash within ten (10) days of the Manager’s Date of Termination. In addition, a Manager who receives severance benefits pursuant to this Section 5.3 shall be entitled to continue to receive welfare benefits as described in Section 5.2(c), and the “Change in Control Severance Period” for such purpose shall mean the period beginning on a Manager’s Date of Termination with a duration in months equal to the number of Month’s Base Pay the Manager is entitled to receive as severance benefits pursuant to this Section 5.3.

Section 5.4    Payment Obligations Absolute. Upon a Change in Control, the obligations of the Company to pay and provide the Change in Control Severance Benefits described in Section 5.2 and Section 5.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except with respect to the continued welfare benefits provided under Section 5.2(c).

Section 5.5    General Several Benefits Not Payable. The Change in Control Severance Benefits provided pursuant to Section 5.2 above shall be provided in lieu of, and not in addition to, the General Severance Benefits provided in Article IV.

ARTICLE VI

NON-COMPETITION AND NON-SOLICITATION AGREEMENT;

WAIVER AND RELEASE AGREEMENT

Section 6.1    Non-Competition and Non-Solicitation Agreement. As a condition to the receipt of Severance Benefits, a Participant shall enter into an agreement in form and content reasonably satisfactory to the Committee pursuant to which the Participant agrees to refrain, for a reasonable period of time following the Participant’s Date of Termination, from (i) competing with the Company, (ii) soliciting or influencing any customer or prospective customer of the Company to alter its business with the Company or to do business with another company, (iii) soliciting or offering employment to any employee of the Company, or (iv) disclosing any confidential information or trade secrets of the Company.

Section 6.2    Waiver and Release Agreement. As a condition to the receipt of Severance Benefits, a Participant must submit a signed Waiver and Release Agreement in form and content reasonably satisfactory to the Committee on or within forty-five (45) days of the Participant’s Date of Termination. A Participant may revoke the signed Waiver and Release

Agreement within seven (7) days of signing. Any such revocation must be made in writing and must be received by the Committee within such seven (7) day period. A Participant who timely revokes a Waiver and Release Agreement shall not be eligible to receive Severance Benefits under the Plan.

Section 6.3    Effect of Breach. In the event a Participant breaches any agreement entered into in accordance with Section 6.1 or fails to sign a Waiver and Release Agreement in accordance with Section 6.2, the Committee may require the Participant to (a) immediately forfeit any portion of the Severance Benefits that is then outstanding and (b) return to the Company all or some of the economic value of the Severance Benefits that was realized or obtained by the Participant prior to the breach.

ARTICLE VII

ADMINISTRATION OF THE PLAN

Section 7.1    Committee Authority. The Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder and to make all other determinations necessary or advisable for the administration of the Plan. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan to the fullest extent permitted under Delaware General Corporation Law (“DGCL”) Section 157 (or any successor provisions thereto) and related applicable DGCL Sections. The decision of the Committee or any agent of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons.

Section 7.2    Indemnification. No member of the Board, the Committee or any employee of the Company or a Subsidiary (each such person, an “Indemnified Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any award hereunder. Each Indemnified Person shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnified Person in connection with or resulting from any action, suit or proceeding to which such Indemnified Person may be a party or in which such Indemnified Person may be involved by reason of any action taken or omitted to be taken under the Plan and (b) any and all amounts paid by such Indemnified Person, with the Company’s approval, in settlement thereof, or paid by such Indemnified Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnified Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Indemnified Person giving rise to the indemnification claim resulted from such Indemnified Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Indemnified Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnified Persons or hold them harmless.

ARTICLE VIII

SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE IX

AMENDMENT AND TERMINATION

Section 9.1    Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants for a period of two (2) years following the date of the Change in Control.

Section 9.2    Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. An amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants’ rights hereunder. A termination of the Plan, in accordance with the terms hereof, shall automatically effect a termination of all Participants’ rights and benefits hereunder.

ARTICLE X

CLAIMS PROCEDURES

Section 10.1    Claims Procedure.

(a)    General. In the event that any person (a “Claimant”) makes a claim for benefits under the Plan (a “Claim”), such Claim shall be made by the Claimant’s filing a notice thereof with the Committee within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Committee shall be afforded a reasonable opportunity to state such Claimant’s position and to present evidence and other material relevant to the Claim to the Committee for its consideration in rendering its decision with respect thereto. The Committee shall render its decision in writing within sixty (60) days after the Claim is referred to it, and a copy of such written decision shall be furnished to the Claimant.

(b)    Notice of Decision of Committee. Each Claimant whose Claim has been denied by the Committee shall be provided written notice thereof, which notice shall set forth:

(i)    the specific reason(s) for the denial;

(ii)    specific reference to pertinent provision(s) of the Plan upon which such denial is based;

(iii)    a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and

(iv)    an explanation of the procedure hereunder for review of such Claim;

All in a manner calculated to be understood by such Claimant.

(c)    Review of Decision of Committee. Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Committee denying the Claim. Such review shall be by the Committee. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Committee and shall be made by the written request of the Claimant or such Claimant’s duly authorized representative to the Committee. In the event of appeal, the Claimant or such Claimant’s duly authorized representative may review pertinent documents and submit issues and comments in writing to the Committee. The Committee shall review the following:

(i)    the initial proceedings of the Committee with respect to such Claim;

(ii)    such issues and comments as were submitted in writing by the Claimant or the Claimant’s duly authorized representative; and

(iii)    such other material and information as the Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Committee.

The Committee may approve, disapprove or modify the decision of the Committee, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Committee shall be in writing and in a manner calculated to be understood by the Claimant and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon which such decision is based. The Claimant shall be furnished a copy of the written decision of the Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues in its determination of Claims, and the Committee’s exercise of such discretion shall be conclusive and binding as long as it is not arbitrary or capricious.

Section 10.2    Agent for Service of Process. The Company shall be the agent for service of legal process upon this Plan, and its address for such purpose shall be the address of its principal place of business in Charlotte, North Carolina.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Employment Status. This Plan does not constitute a contract of employment or impose on the Company or any Subsidiary any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies or those of its subsidiaries’ regarding termination of employment.

Section 11.2    Non-exclusivity of Rights and Benefits. Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Subsidiaries and for which the Participant may qualify. Amounts which are or become vested benefits or which a Participant is otherwise entitled to receive under the AIP, the LTIP, the Equity Award Plan or any other plan, policy, practice or program of or any contract or agreement with the Company or any of Subsidiaries at or subsequent to the Participant’s Date of Termination or a Change in Control shall be payable or provided in accordance with such plan, policy, practice or program or contract or agreement.

Section 11.3    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.4    Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of North Carolina, without reference to principles of conflict of law.

Section 11.5    Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, with full authority to control and manage the operation and administration of the Plan, acting through the Committee and the Board.

Section 11.6    Unfunded Plan Status. This Plan is intended to be an unfunded plan. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

Section 11.7    Tax Withholding. Any payment provided for hereunder shall be paid net of any applicable tax withholding required under federal, state, local or foreign law.

Section 11.8    Nonalienation of Benefits. Except as otherwise specifically provided herein, amounts payable under the Plan shall not be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any liability which is for alimony of other payments for the support of a spouse or former spouse, or for any other relative of a Participant, prior to actually being received by the person entitled to payment under the terms of the Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute or levy upon, otherwise dispose of any right to amounts payable hereunder, shall be null and void.

Section 11.9    Facility of Payment.

(a)    If a Participant is declared an incompetent, and a conservator, guardian, or other person legally charged with his or her care has been appointed, any Severance Benefits to which such individual is entitled may be paid or provided to such conservator, guardian, or other person legally charged with his or her care;

(b)    If a Participant is incompetent, the Company may (i) require the appointment of a conservator or guardian, (ii) distribute amounts to his or her spouse, with respect to a Participant who is married, or to such other relative of an unmarried Participant for the benefit of such Participant, or (iii) distribute such amounts directly to or for the benefit of such Participant; provided however, that a conservator, guardian, or other person charged with his or her care has not been appointed.

Section 11.10    Code Section 280G. Notwithstanding any other provisions of the Plan, in the event that any payment or benefit received or to be received by a Participant in connection with a Change in Control or the termination of the Participant’s employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company) (all such payments and benefits, the “Total Payments”) would not be deductible (in whole or part), by the Company (or an affiliate making such payment or providing such benefit) as a result of Section 280G of the Code, then the Total Payments shall be reduced if, and only if, such reduction results in the Participant’s receipt, on an after-tax basis, of a greater amount of the Total Payments after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax imposed by Section 4999 of the Code (all computed at the highest applicable marginal rate). Any reduction in the Total Payments required by this Section 11.10 shall first reduce the cash Severance Benefits (if necessary, to zero), and all other Severance Benefits shall thereafter be reduced (if necessary, to zero); provided, however, the Participant may elect to have the noncash Severance Benefits reduced (or eliminated) prior to any reduction of the cash Severance Benefits.

Section 11.11    Code Section 409A.

(a)    Delay of Certain Payments. Notwithstanding anything in the Plan to the contrary, if any amount or benefit that the Company determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s termination of employment, then to the extent necessary to comply with Code Section 409A:

(i)    if the payment or distribution is payable in a lump sum to a “specified employee” (within the meaning of Section 409A of the Code), the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the seventh month following the Participant’s Date of Termination; and

(ii)    if the payment or distribution is payable over time to a “specified employee” (within the meaning of Section 409A of the Code), the amount of such non-exempt deferred compensation that would otherwise be payable during the six (6) month period immediately following the Participant’s Date of Termination will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the seventh month following the Participant’s Date of Termination and paid on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will commence.

(b)    Expense Reimbursements. To the extent any expense reimbursement or in-kind benefit to which a Participant is or may be entitled to receive under the Plan constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Code, then (i) such reimbursement shall be paid to the Participant as soon as administratively practicable after the Participant submits a valid claim for reimbursement, but in no event later than the last day of the Participant’s taxable year following the taxable year in which the expense was incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Participant shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Participant, and (iii) the Participant’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c)    Separation from Service Required. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(d)    Interpretation and Administration. Nothing in this Plan shall operate or be construed to cause the Plan to fail to comply with the requirements of Code Section 409A and, to the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A and shall be administered in a manner consistent with that intent. Any provision of this Plan that would cause the Plan or any payment made hereunder to fail to satisfy Code Section 409A shall have no force and effect until amended by the Company to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A) and may be made by the Company without the consent of any Participant.

IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this instrument on behalf of the Company as of the 17th day of February, 2020.

NUCOR CORPORATION

/s/ James D. Frias
James D. Frias
Chief Financial Officer, Treasurer and
Executive Vice President